Exhibit 10.20

CREDIT AGREEMENT

THIS AGREEMENT (as the same may be amended, amended and restated, modified or supplemented from time to time, this “Agreement”) is entered into as of September 7, 2004 by and between ACR GROUP, INC., a Texas corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

Borrower and its “Subsidiaries” (as hereinafter defined) form the same group of companies and are engaged in the same line of business.

Each of Borrower’s Subsidiaries and their respective businesses will benefit directly or indirectly from the credit to be provided to Borrower by Bank in accordance with this Agreement and, accordingly, will benefit directly or indirectly from their granting liens and security interests in and on the “Collateral” (hereinafter defined) to secure the payment and performance of the “Obligations” (hereinafter defined) and from their guaranteeing of the Obligations, all the foregoing as contemplated by this Agreement, and as further set out in the relevant “Loan Documents” (hereinafter defined), and the Board of Directors of each Subsidiary has so determined and resolved.

Bank would not agree to provide such credit to Borrower but for the granting of such liens and security interests on the Collateral as security for the Obligations and the issuance of such guaranty to guarantee the payment and performance of the Obligations.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 DEFINITIONS; RULES OF INTERPRETATION.

(a) Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below and any other term defined in this Agreement shall have the meanings set forth at the place defined:

“Deeds of Trust” means that certain Deed of Trust and Assignment of Rents and Leases dated September 7, 2004 by Lifetime Filter, Inc., a Texas corporation, to Danny Oliver, Trustee, for the benefit of Bank, as amended, restated, supplemented or otherwise modified from time to time and that certain Deed of Trust and Assignment of Rents and Leases dated September 7, 2004 by ACR Supply, Inc., a Texas corporation, to Danny Oliver, Trustee, for the benefit of Bank as amended, restated, supplemented or otherwise modified from time to time.

“GAAP” means, the generally accepted accounting principles as in effect in the United States of America.

“Guaranty” means that certain Continuing Guaranty dated September 7, 2004 made by the Subsidiaries to the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Line of Credit Note” means, that certain Line of Credit Note dated the “Closing Date” (hereinafter defined) and made by Borrower payable to the order of the Bank, evidencing the Line of Credit in an aggregate principal amount not to exceed at any time outstanding Thirty Million Dollars ($30,000,000), and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals, or extensions thereof , in whole or in part.

“Loan Documents” means, collectively this Agreement, the Term Loan Note, the Line of Credit Note, the Guaranty, the Security Agreement, the Pledge Agreement, the Deeds of Trust and each other document, instrument, certificate and agreement now or hereafter executed and delivered by the Borrower or any Subsidiary thereof, including, without limitation, any and all interest rate swap or similar agreements, in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time and including any document instrument or other agreement given in renewal or substitution for any of the foregoing.

“Obligations” means, all of the duties, obligations and liabilities of any kind of the Borrower, each Subsidiary or any other Person hereunder or under any of the Loan Documents, whether now or hereafter existing.

“Person” means any natural person, corporation, partnership, firm, association, trust, unincorporated organization, limited liability company, governmental authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means, that certain Pledge Agreement dated September 7, 2004 by and between Borrower and Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Reconciliation Variance” means, that amount, whether positive or negative, by which any amount appearing on the financial books or records of Borrower must be adjusted to achieve a reconciliation in accordance with GAAP.

“Security Agreement” means, that certain Security Agreement dated September 7, 2004 by and among Borrower, Subsidiaries, and Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan Note” means, that certain Term Loan Note dated the Closing Date made by Borrower payable to the order of the Bank, evidencing the Term Commitment in an aggregate principal amount not to exceed at any time Five Million Dollars ($5,000,000), and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals, or extensions thereof, in whole or in part.

“Termination Date” means, the earliest to occur of (i) August 31, 2006 and (ii) the termination of Bank’s obligation to extend further credit pursuant to Section 6.2 of this Agreement.

(b) Rules of Interpretation. In this Agreement, unless a clear contrary intention is expressed:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes each other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement provided that nothing in this Clause (iv) of this Section 1.02 is intended to authorize any assignment not otherwise permitted by this Agreement;

(v) reference to any agreement (including the Credit Agreement and all other Loan Documents), document or instrument means such agreement, document or instrument as amended, restated, supplemented, modified or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement, and references to any note or promissory note includes any note or promissory note issued in renewal, rearrangement, reinstatement, enlargement, amendment, modification, extension, substitution or replacement therefor;

(vi) unless the context indicates otherwise, reference to any Section, Clause, Schedule or Exhibit means such Section or Clause hereof or such Schedule or Exhibit hereto;

(vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term; the word “or” is not exclusive; and the word “all” includes “any” and the word “any” includes “all”;

(viii) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”; and

(ix) reference to any law, ordinance, statute, code, rule, regulation, interpretation or judgment means such law, ordinance, statute, code, rule, regulation, interpretation or judgment as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

(c) The Article, Section and other headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

SECTION 1.2 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Termination Date (howsoever occurring), in an aggregate principal amount not to exceed at any time outstanding THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) (“Line of Credit”), the proceeds of which shall be used only for general corporate purposes of the Borrower and its Subsidiaries, including working capital and routine capital expenditures made in the ordinary course of business, the repurchase of stock as set forth in Section 5.10 below, and for no other purpose. Borrower’s obligation to repay advances under the Line of Credit shall also be evidenced by the Line of Credit Note, all terms of the Line of Credit Note being incorporated herein by this reference.

(b) Limitation on Borrowings. Subject to the maximum aggregate amount at any time outstanding set forth in subsection (a) immediately above of this Section 1.2, outstanding borrowings under the Line of Credit shall not at any time exceed the sum, as of the relevant date of determination (said sum as determined from time to time in accordance with the terms hereof and of the “Borrowing Base Certificate” (hereinafter defined), the “Borrowing Base”), of:

(i) eighty-five percent (85.0%) of “Eligible Accounts Receivable” (hereinafter defined); plus (as applicable):

(ii) in respect of the Borrowing Base calculated for application in the months of December through April (both inclusive) during the term hereof (regardless of the calendar year), sixty-five percent (65.0%) of the “Value” (hereinafter defined) of “Eligible Finished Goods Inventory” (hereinafter defined);

(iii) in respect of the Borrowing Base calculated for application in the months of May and June during the term hereof (regardless of the calendar year), fifty-five percent (55.0%) of the Value of Eligible Finished Goods Inventory; or

(iv) in respect of the Borrowing Base calculated for application in the months of July through September (both inclusive) during the term hereof (regardless of the calendar year), fifty percent (50.0%) of the Value of Eligible Finished Goods Inventory;

(v) in respect of the Borrowing Base calculated for application in the months of October and November during the term hereof (regardless of the calendar year), fifty-five percent (55.0%) of the Value of Eligible Finished Goods Inventory.

All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require, including, without limitation, the Borrowing Base Certificates for the relevant month. Borrower acknowledges that the Borrowing Base was established by Bank with the understanding, among other things, that the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of gross sales of Eligible Finished Goods Inventory for said period. If such dilution of accounts receivable for the immediately preceding three (3) months at any time exceeds five percent (5%) of gross sales of Eligible Finished Goods Inventory for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of such accounts receivable, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s Eligible Accounts Receivable as Bank, in its sole discretion, but consistent with its commercial practices for similar loans shall determine.

As used herein, “Eligible Accounts Receivables” shall consist solely of trade accounts created in the ordinary course of business, upon which Borrower’s or its Subsidiaries’ respective right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected and undisputed security interest of first priority, but in any event, and shall specifically not include any of the following:

(i)	any account which remains unpaid more than ninety (90) days after its invoice date;

(ii)	that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)	any account which represents an obligation of any state or municipal government or of the government of the United States of America or any political subdivision thereof (except accounts which represent obligations of the government of the United States of America and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction, as determined in its sole discretion);

(iv)	any account which represents an obligation of an account debtor located in a foreign country or which is payable in a currency other than the legal and lawful currency of the United States of America;

(v)	any account which arises from the sale or lease to, or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or Subsidiary of Borrower or of any Subsidiary;

(vi)	that portion of any account, which represents interim or progress billings to the Borrower;

(vii)	any account which represents an obligation of any account debtor when thirty percent (30%) or more of the Eligible Accounts Receivable owing by such account debtor in the aggregate are not eligible pursuant to clause (i) above;

(viii)	that portion of any account from an account debtor which represents the amount by which the total sum of all accounts owing by said account debtor exceeds twenty-five percent (25%) of total Eligible Accounts Receivable;

(ix)	any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory;

(x)	any account arising from bill and hold (deferred) or consignment sales or transactions;

(xi)	any account owing by any account debtor to which Borrower or any of its Subsidiaries owes offsetting accounts payable obligations;

(xii)	any “COD” account or any other account which is payable, or which otherwise will be paid, in cash or its equivalent, immediately upon delivery of the related instrument;

(xiii)	any account arising from interest or other finance charge of any type; or

(xiv)	Reconciliation Variance.

As used herein, “Eligible Finished Goods Inventory” shall consist solely of Borrower’s and the Subsidiaries inventory of finished goods created or otherwise arising in the ordinary course of business and which is owned by Borrower or the Subsidiaries and which is marketable to customers in the ordinary course of business and in which Bank has a perfected and undisputed security interest of first priority, but, in any event, shall specifically not include any of the following:

(i)	any item of finished goods inventory acquired or otherwise obtained on a consignment basis;

(ii)	any item of finished goods inventory belonging to any customer of Borrower or any Subsidiary (or any other person), including, without limitation, pursuant to any bill and hold sale or otherwise;

(iii)	any item of finished good inventory which is not present in the United States of America;

(iv)	any item of finished goods inventory classified in the Borrower’s or its Subsidiaries’ books as a returned product, whether or not under or pursuant to a warranty;

(v)	any item of finished goods inventory which has not sold within a period of 360 days beginning from the date on which such item first became finished goods;

(vi)	any item of finished goods inventory if any part (including, without limitation, component parts) thereof is subject to a lien, security interest or other encumbrance of any kind in favor of any person or entity (other than the Bank as contemplated hereby).

The Value of Eligible Finished Goods Inventory shall be determined according to the average cost method.

All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require, including, without limitation, the Borrowing Base Certificate for the relevant month.

Notwithstanding anything contained herein or elsewhere to the contrary, in the event pursuant to an interest rate protection agreement entered into by and between the Bank and the Borrower, the Bank underwrites any interest rate protection exposure, and the amount of such exposure increases at any time by more than 25% (as compared by the amount of such exposure at the time such agreement was entered into), all as determined by Bank in its sole discretion, then the Borrowing Base shall be reduced by the amount of such exposure in excess of such 25% increase.

(c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue letters of credit for the account of Borrower which letters of credit shall be used only for general corporate purposes of Borrower and the Subsidiaries, including routine capital expenditures made in the ordinary course of business, and for no other purpose (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit and all amounts drawn and unreimbursed under any and all Letters of Credit shall not at any time exceed TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred and sixty-five (365)

days, as designated by Borrower; provided, however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit and all amounts drawn and unreimbursed under any Letter of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances and the Line of Credit Note; provided, however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower or any of its Subsidiaries with Bank for the amount of any such drawing.

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, reservations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the lesser of (i) maximum principal amount available thereunder, as set forth in Section 1.2(c) above and (ii) the Borrowing Base as then in effect.

SECTION 1.3 TERM COMMITMENT.

(a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 31, 2006, in an amount not to exceed, in the aggregate, FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (“Term Commitment”), the proceeds of which shall be used only for the following purposes: (i) to refinance Borrower’s indebtedness owing to Bank of America, N.A. pursuant to, or in accordance with, that certain Amended and Restated Loan and Security Agreement dated May 25, 2000, as amended (the “Existing B of A Credit Agreement”) by and between Bank of America, N.A. and Borrower and its Subsidiaries (the “Existing B of A Indebtedness”), (ii) for Borrower’s or any Subsidiary’s purchase of real estate to be used in the operation of Borrower’s business in the ordinary course of business and (iii) for Borrower’s or any Subsidiary’s purchase of equipment to be used in the ordinary course of business and for no other purpose.

Each advance under the Term Commitment and Borrower’s obligation to repay each advance under the Term Commitment shall be evidenced by the Term Loan Note, all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Subject to the maximum aggregate amount at any time outstanding set forth in clause (a) immediately above of this Section 1.3, Bank’s obligation to make advances under the Term Commitment shall be conditioned upon, and limited, as follows:

(i) receipt by Bank of a certificate (“Term Loan Certificate”) executed by the President or Chief Financial Officer of Borrower (each, a “Responsible Officer”) specifying the amount of the advance then being requested, and certifying as to the use of the proceeds of such advance. In the case of any advance to finance the purchase of new or used equipment, a true, correct and complete copy of the relevant invoice shall be attached to the Term Loan Certificate, and the Term Loan Certificate shall also include a certification by such Responsible Officer that said invoice is true, correct and complete in all respects. Further, in the case of any advance to finance the purchase of used equipment, Bank shall, upon receipt of such Term Loan Certificate, determine, in its sole discretion, the Orderly Liquidation value of such used equipment. In the case of advances to finance the purchase of real estate, Bank shall have received an appraisal in form and substance and completed by an appraiser satisfactory to Bank;

(ii) advances to be used for the purchase of new equipment, shall be limited to an amount equal to 80% of the invoice price of such equipment;

(iii) advances to be used for the purchase of used equipment, shall be limited to an amount equal to 75% of the Orderly Liquidation Value of such equipment as determined by Bank in its sole discretion; and

(iv) advances to be used for the purchase of real property shall be limited to an amount equal to 75% of the appraised value thereof as established by an appraiser in form and substance satisfactory to Bank.

(c) Borrowing and Repayment. Borrower may from time to time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings subject to all the limitations, terms and conditions contained herein; provided, however, and it is expressly agreed and understood by Borrower, that amounts repaid may not be reborrowed, and provided, further, that the total amount advanced under the Term Commitment shall not at any time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), subject, however, to the limitations set forth in clause (b) above of this Section 1.3. Repayment of the Term Loan Note shall be made in accordance with the following terms, as applicable (i) in the case of advances made for equipment purchases and in the case of the Existing B of A Indebtedness refinanced hereby to the extent such indebtedness was used to finance equipment purchases (together with accrued, unpaid interest thereon, if any), principal shall be amortized over seven (7) years from the date of the relevant advance and shall be repaid in equal monthly installments based on such amortization, plus interest, and with a balloon payment of all remaining principal together with all accrued, unpaid interest thereon, being due and payable in full in one lump sum payment on August 31, 2006; (ii) in the case of advances made for real estate purchases and in the case of the Existing B of A Indebtedness refinanced hereby to the extent such indebtedness was used to finance the purchase of real estate (together with accrued, unpaid interest thereon, if any), principal shall be amortized over fifteen years with a balloon payment of all remaining principal, together with all accrued, unpaid interest thereon, being due and payable in full in one lump sum payment on August 31, 2006; and shall be repaid in equal monthly installments based on such amortization, plus interest thereon, all as further set forth in the Term Loan Note.

(d) Prepayment. Borrower may prepay principal of the Term Loan Note in accordance with, and subject to, the terms and provisions hereof and of the Term Loan Note with all prepayments being applied in the inverse order of the maturity of the principal installments due under the Term Loan Note.

(e) Mandatory Prepayment. Upon the sale, transfer, conveyance or any other disposition of any kind or character whatsoever of any of the assets or property of Borrower or any of its Subsidiaries, including without limitation, the real properties located in 1005 Katy Land Dr., Katy, Texas 77493 (the “Katy Property”) and 806 East Harris, Pasadena, Texas 77506 (the “Pasadena Property”), the Line of Credit Note or the Term Loan Note, as applicable, shall be prepaid as follows:

(i) In the case of the Katy Property, the Term Loan Note shall be prepaid by an amount equal to the amount of the B of A Indebtedness loaned by Bank of America, N.A. or its predecessors in respect of the Katy Property which remains outstanding on the Closing Date, plus accrued, unpaid interest thereon;

(ii) In the case of the Pasadena Property, the Term Loan Note shall be prepaid by an amount equal to the amount of the B of A Indebtedness loaned by Bank of America, N.A. or its predecessors in respect of the Pasadena Property which remains outstanding on the Closing Date, plus accrued, unpaid interest thereon; and

(iii) In the case of all other property, the Term Loan Note or the Line of Credit Note, as applicable, shall be prepaid by such amount as Bank, in its sole discretion, but consistent with its commercial practices for similar loans, may determine.

(iv) In the event the principal amount outstanding under the Line of Credit Note exceeds the then applicable Borrowing Base, the Line of Credit Note shall be prepaid by the amount of such excess, plus accrued, unpaid interest thereon.

(v) Upon termination of the Line of Credit for whatever reason, the Term Loan Note (and the Line of Credit Note) shall be immediately due and payable in full.

Such prepayments shall be due immediately upon the sale, transfer, conveyance, or other disposition in immediately available funds.

It is expressly agreed and understood that this Section 1.3(e) is not intended by the parties hereto to, and shall not, limit, diminish, alter or in any way affect any limitations, restrictions or prohibitions against the sale, transfer, conveyance or other disposition of property of the Borrower or its Subsidiaries set forth herein or in any other of the Loan Documents, including, without limitation, the restrictions set forth in Section 5.5 hereof.

SECTION 1.4 INTEREST/FEES.

(a) Interest. The outstanding principal balance of each advance made pursuant hereto shall bear interest, and the amount of each unreimbursed drawing paid under any Letter of Credit shall bear interest, from the date of advance or the date such drawing is paid, as applicable, to the date such amount is fully repaid by Borrower at the rate of interest set forth (or referred to) in the Line of Credit Note or in the relevant Term Loan Note, as applicable.

For purposes hereof (including the determination of the Applicable Margin as contemplated by the Line of Credit Note and the Term Loan Note, the term “Funded Debt” shall be defined as the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations, and “EBITDA” shall be defined as net income before taxes, interest expense (net of capitalized interest expense), depreciation expense, amortization expense and any non-cash equity compensation expense, all as determined on a consolidated basis for Borrower and its Subsidiaries.

(b) Prime Rate. The term “Prime Rate” shall mean, at any time, the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

(c) Computation and Payment. Interest shall be computed on the basis of a 365/366 day year, as the case may be, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-quarter percent (.25%) per annum (computed on the basis of a 365-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each month, commencing the last day of the month following the initial advance made under the Line of Credit Note.

(e) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to One and one half percent (1.5%) of the face amount thereof subject to Bank’s applicable minimum fee for issuance of letters of credit and (ii) fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.5 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all Obligations due under each credit by charging Borrower’s deposit account number 4100056522 with Bank or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.6 COLLATERAL As security for all indebtedness of Borrower to Bank due and to become due hereunder or under any of the other Loan Documents or otherwise governed hereby or by any of the other Loan Documents, whether principal, interest, fees, expenses or otherwise (collectively, the “Obligations”) Borrower shall grant, and shall cause each Subsidiary to grant, security interests of first priority in all of Borrower’s and each Subsidiary’s respective right, title and interest, whether now or hereafter acquired or arising, in all of their respective property, whether real, personal or mixed, (collectively and including the proceeds thereof, the “Collateral”) and including, but not limited to, all accounts, notes, intercompany notes, accounts receivable, inventory, machinery, equipment, general intangibles, capital stock and real property, all as further set forth in the Security Agreement to be executed by each Subsidiary in connection with this Agreement (“Security Agreement”), the Pledge Agreement to be executed by Borrower in connection with this Agreement (the “Pledge Agreement”) and the Deeds of Trust and Assignment of Rents to be executed by (i) ACR Supply, Inc., granting to Bank a first priority lien on a parcel of real property, located in Harris County, Texas and (ii) Lifetime Filter, Inc. granting to Bank a first priority lien on a parcel of real property, located in Harris County, Texas, in connection with this Agreement (the “Deeds of Trust”).

All of the foregoing shall be evidenced by, and subject to the terms, of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank after the Closing Date in connection with any of the foregoing security including without limitation filing and recording fees; but it is agreed and understood that any such costs and expenses incurred by Bank prior to the Closing Date but billed to Bank after the Closing Date and any such costs and expenses incurred by Bank prior to the Closing Date but actually paid by Bank after the Closing Date shall be the responsibility of Bank.

SECTION 1.7 GUARANTIES. All Obligations shall be guaranteed jointly and severally by each of Borrower’s Subsidiaries, as evidenced by and in accordance with the terms of a joint and several guaranty in form and substance satisfactory to Bank (the “Guaranty”).

SECTION 1.8 SUBORDINATION OF DEBT. All obligations of Borrower to any Subsidiary and of any Subsidiary to any other Subsidiary or to Borrower shall be subordinated in right of repayment to all obligations of Borrower to Bank, as evidenced by and in accordance with the terms of subordination agreements in form and substance satisfactory to Bank (the “Subordination Agreements”, whether one or more).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations:

SECTION 2.1 LEGAL STATUS. Borrower and each of its Subsidiaries is a corporation duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or such Subsidiary or Borrower and its Subsidiaries taken as a whole.

SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, including, without limitation, the Line of Credit Note, the Term Loan Note, the Guaranty, the Security Agreement, the Pledge Agreement, the Deeds of Trust and the Subordination Agreements, and the parties thereto (other than Bank), collectively, the “Credit Parties”) have been or in the case of any of the foregoing executed and delivered after the date hereof, will be, duly authorized by the Credit Parties thereto, and upon their execution and delivery, will constitute legal, valid and binding agreements and obligations of the Credit Party thereto, enforceable in accordance with their respective terms.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower and each of its Subsidiaries of each of the Loan Documents to which they are respectively parties do not, and will not, violate any provision of any law or regulation, or contravene any provision of the articles of incorporation or by-laws, partnership agreement, articles of organization or operating agreement or other organizational document applicable to any such Credit Party, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any Credit Party is a party or by which any Credit Party may be bound, except for the Existing B of A Credit Agreement and the agreements related thereto, provided, however, that the foregoing exception shall not be applicable on or after the Closing Date.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or its Subsidiaries on a consolidated basis or any other than those disclosed by Borrower to Bank in writing prior to the date hereof or which purport to affect or which otherwise pertain to this Agreement or any other Loan Documents or any of the transactions contemplated hereby or thereby.

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statements of Borrower and its Subsidiaries dated as of July 31, 2004, a true copy of which have been delivered by Borrower to Bank prior to the date hereof (a) are complete and correct and present fairly the financial condition of Borrower and its Subsidiaries, (b) disclose all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against GAAP, whether liquidated or unliquidated, fixed or contingent, or otherwise and (c) have been prepared in accordance with GAAP consistently applied. Since the date of such financial statements, there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6 DISCLOSURE. All statements, information, reports, representations and warranties made by Borrower or by any Subsidiary herein or in any other Loan Document or furnished or made by Borrower or any Subsidiary pursuant thereto or otherwise in connection with the transactions contemplated thereby, including, with limitation, all statements, information and reports furnished to Bank prior to the execution hereof as part of Bank’s due diligence process for the purpose of determining Bank’s entering into the transactions contemplated hereby, are true, correct and complete in all material respects and are not misleading.

SECTION 2.7 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable by it or any of its Subsidiaries with respect to any year.

SECTION 2.8 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries may be bound that requires the subordination in right of payment of any of the Obligations to any other obligation of Borrower or of any Subsidiary, other than the lien of International Comfort Products, LLP (“ICP”) granted by Florida Cooling Supply, Inc. and Heating and Cooling Supply, Inc. in connection with their equipment purchases from ICP.

SECTION 2.9 PERMITS, FRANCHISES. Each of Borrower and each of the Subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.10 ERISA. Each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any of its Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any of its Subsidiaries (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries; Borrower and each of its Subsidiaries has met their respective minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.11 OTHER OBLIGATIONS. Neither Borrower nor any of its Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.12 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any and all rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or any of its Subsidiaries respective operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic

Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.13 REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any and all real property Collateral required hereby:

(a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal in priority to the lien thereon in favor of Bank.

(c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d) There is no pending, or to the best of Borrower’s knowledge or the knowledge of any of Borrower’s Subsidiaries after due inquiry, threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

SECTION 2.14 NO DISRUPTION, ETC. As of August 15, 2004 there has not occurred any disruption or other event or circumstance which has had or could reasonably be expected to have a material adverse effect on any industry from which a significant part of the business of the Borrower or any of and its Subsidiaries is derived.

SECTION 2.15 SUBSIDIARIES. Neither the Borrower nor any Subsidiary has any Subsidiary or Affiliate other than those disclosed in Schedule 2.15 and has no equity investments in any other Person other than those disclosed in Schedule 2.15.

SECTION 2.16 BANKRUPTCY. Neither Borrower nor any of its Subsidiaries (i) is insolvent or has permitted, consented to or applied for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property or has or is failing to pay its debts as they become due or has made or intends to make a general assignment for the benefit of creditors, (ii) has filed or intends to file a voluntary petition in bankruptcy or seeking reorganization in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, (iii) has been adjudicated a bankrupt and no order for relief has been entered or is pending being entered against it by any court of competent jurisdiction under the Bankruptcy Code or ant other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, whether now or hereafter in effect. Borrower further represents and warrants no involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors has been filed or commenced, or threatened to be filed or commenced, against Borrower or any of its Subsidiaries.

SECTION 2.17 SOLVENCY. After giving effect to this Agreement, the other Loan Documents and the transactions contemplated thereby, and the performance of the Borrower and the Subsidiaries thereunder, (a) the present salable value and the fair value of the Borrower’s and the Subsidiaries’ property are (i) greater than the total amount of their liabilities (including identified contingent liabilities, valued as the maximum amount that could reasonably expected to become an actual or matured liability), and (ii) greater than the amount than would be required to pay their probable aggregate liability on their then existing debts as they become absolute and matured; (b) the Borrower’s and the Subsidiaries’ property does not constitute an unreasonable amount of capital in relation to their business or any contemplated or undertaken transaction; and (c) the Borrower and the Subsidiaries do not intend to incur, or believe they will incur, debts beyond their ability to pay such debts as they become due. This Agreement and the other documents executed in connection herewith have been delivered by the Borrower and the Subsidiaries in good faith and in exchange for equivalent consideration. Neither the Borrower nor any Subsidiary has executed such documents, or made any transfer or incurred any obligations thereunder or in connection therewith, with the actual intent to hinder, defraud or delay either present or future creditors.

ARTICLE III

CONDITIONS

SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions, except to the extent expressly waived by Bank in writing (the date of the initial extension of credit pursuant hereto being referred to herein as the “Closing Date”):

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Due Diligence. Bank shall have completed its due diligence examination of the Borrower and its Subsidiaries and of their respective properties, financial conditions and contingent obligations by August 15, 2004, and the results thereof shall be satisfactory to Bank in its sole determination including, without limitation, the following:

(i) neither Borrower nor any of its Subsidiaries shall have sold, leased or otherwise disposed of any assets or other property since February 28, 2004, except in the ordinary course of business; and

(ii) no charge off or write down in excess of $100,000.00 of any assets or other property of Borrower or any of its Subsidiaries reflected in the financial statements dated as of February 28, 2004 of Borrower and its Subsidiaries and previously delivered to Bank shall have been taken.

(c) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by the Credit Parties thereto (other than the Bank):

(i) this Agreement;

(ii) the Line of Credit Note;

(iii) the Term Loan Note;

(iv) the Security Agreement;

(v) the Pledge Agreement;

(vi) the Guaranty;

(vii) the Deeds of Trust;

(viii) the Subordination Agreements;

(ix) a “pay-off” letter with respect to the Existing B of A Indebtedness executed by a duly authorized officer of the Bank of America, N.A. and all other signatories thereto;

(x) such evidence as the Bank may reasonably require to verify that each Credit Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including copies of each Credit Party’s organizational documents, certificates of existence, certificates of good standing and/or qualification to engage in business and tax clearance certificates, certified by an officer of the Credit Party;

(xi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Credit Parties on behalf of such parties as Bank may require to establish the identities of and verify the authority and capacity of each such officer thereof;

(xii) a Borrowing Base Certificate evidencing that after provision for refinancing of the Existing B of A Indebtedness, there will exist availability as determined under the Borrowing Base;

(xiii) lien searches with respect to the Collateral in form and substance acceptable to Bank in its sole discretion;

(xiv) a certificate signed by the responsible officer of Borrower certifying (i) that the conditions specified in Section 3.2(a) hereinbelow have been satisfied, (ii) setting forth in form and detail satisfactory to Bank a calculation (A) of the current ratio of Funded Debt to EBITDA as of the Closing Date, (B) a calculation showing a “Fixed Charge Coverage Ratio” (hereinafter defined) of not less than 1.5 to 1 as of the Closing Date; (C) a calculation of “Balance Sheet Leverage” (hereinafter defined) of not less than 6.25 to 1.0 as of the Closing Date and (D) A “Tangible Net Worth” (hereinafter defined) of not less than $7,500,000 as of the Closing Date and (iii) that no Event of Default or event or circumstance which with the passage of time, giving of notice or both would become an Event of Default has occurred;

(xv) landlord waivers or subordinations executed by the owner of any property not owned by Borrower on or in which Collateral is located;

(xvi) the originals of all stock certificates described in Section 3 of the Pledge Agreement, together with executed stock powers for each;

(xvii) such other documents, certificates, reports and evidence of other circumstances, events or actions as Bank may reasonably require in connection with the transactions contemplated hereby or by the other Loan Documents.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and its Subsidiaries’ respective property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and in the case of all Collateral, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property and inventory Collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and against specific hazards affecting any such property as may be required by governmental regulation or Bank, including, but not limited to flood insurance.

(e) Title Insurance. With respect to the Term Commitment, Bank shall have received a Mortgagee’s Policy of Title Insurance, with such endorsements as Bank may require, and the deletion of the shortages in area and boundary exception for each of the Katy Property and the Pasadena Property issued by a title company and in form and substance satisfactory to Bank, and in an amount equal to the amount of the Existing B of A Indebtedness loaned in respect of the Katy Property or Pasadena Property, as applicable, and outstanding on the Closing Date, insuring Bank’s lien on the real property Collateral required hereby to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Bank.

(f) Filings; Recordation. Bank shall have received evidence satisfactory to it, in its sole determination, that Bank has a perfected, first priority lien or security interest on all Collateral, including evidence that UCC-1 Financing Statements with respect to all personal property Collateral have been filed in the appropriate jurisdictions, that the Deeds of Trust have been recorded in the real property records of the county where the real property Collateral is located and that the appropriate UCC-3 assignments and assignments of real property liens from Bank of America, N.A. have been filed or recorded in the appropriate jurisdictions.

(g) Event of Default. No Event of Default or event or circumstance which with the passage of time, giving of notice or both would become an Event of Default under or pursuant to the Existing B of A Credit Agreement or any document or instrument executed in connection therewith shall exist, and Borrower shall certify to such effect.

SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make the first each extension of credit and all subsequent extensions of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true and correct on and as of the date of the signing of this Agreement or other Loan Documents and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing or shall exist.

Each request for a credit extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this clause (a) have been satisfied on and as of the date of the applicable credit extension.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, without limitation, in the case of advances under the Line of Credit, a current Borrowing Base Certificate and borrowing request in form and substance satisfactory to Bank and, in the case of advances under the Term Facility Commitment, a Term Loan Certificate, together with the other evidence required by Section 1.3 hereof.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank hereunder or under any other of the Loan Documents remain outstanding, and until payment in full of all Obligations, Borrower shall cause each of its Subsidiaries to (except in the case of Section 4.3), unless Bank otherwise consents in writing:

SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees, expenses and other amounts due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS; INSPECTION OF RECORDS, PROPERTIES. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

In connection with the foregoing, but without limiting the generality thereof, Borrower hereby agrees to permit Bank, its employees, agents and representatives, to conduct and complete a verification audit of the Collateral no later than three (3) months after the Closing Date and thereafter at least annually, but not more often than semi annually, whether or not an Event of Default or event which with the passage of time would become an Event of Default has then occurred, all the foregoing at Borrower’s expense; provided, however, that upon the occurrence of an Event of Default or an event which with the passage of time would become an Event of Default, Bank shall have the right to conduct and complete verification audits of the Collateral and all other inspections, audits and examinations, all at Borrower’s expense, as Bank in its sole discretion shall determine.

SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available, but not later than 120 days after the end of each fiscal year, the annual audited financial statements of Borrower and its Subsidiaries on a consolidated basis, including a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of an independent certified public account satisfactory to Bank;

(b) as soon as available, but not later than 50 days after the end of the first three fiscal quarters of each fiscal year of Borrower, an unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, all such statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP consistently applied subject only to normal year-end adjustments and the addition of footnotes;

(c) as soon as available, but not later than 30 days after the end of each month, an unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations, shareholders’ equity for such month, all such statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, subject only to normal year-end adjustments and the addition of footnotes;

(d) as soon as available but not later than 25 days after the end of each month, a borrowing base certificate (“Borrowing Base Certificate”), an inventory Collateral report, including a listing of inventory, an aged listing of accounts receivable and an aged listing of accounts payable, and a reconciliation of accounts receivable, each as of the end of such month and each in form and detail satisfactory to Bank in its sole discretion;

(e) no more often than semi-annually, a listing of the names and addresses of all account debtors of Borrower and its Subsidiaries upon the request of Bank;

(f) contemporaneously with the delivery of each annual and quarterly financial statements required hereby, a certificate of a Responsible Officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and setting forth in reasonable detail such calculations needed to establish compliance with the financial covenants set forth in Section 4.9 and to establish to ratio of Funded Debt to EBITDA as of the relevant date to establish or determine pricing; and

(g) as soon as available but no later than 30 days prior to beginning of each of Borrower’s fiscal years, an annual budget for Borrower and its Subsidiaries in form and detail satisfactory to Bank in its sole discretion;

(h) from time to time such other information as Bank may reasonably request.

SECTION 4.4 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which governs its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it or its properties, business or operations.

SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of similar businesses, and as required hereby, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6 FACILITIES. Keep all properties useful or necessary to its business or operations in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, claims, assessments and taxes, including, without limitation, federal and state income taxes and state and local property taxes and assessments on all property, whether real, personal or mixed, except such (a) as are being contested in good faith or as to which there exists a bona fide dispute, provided that such contest or dispute is being diligently pursued, and (b) for which provision, to Bank’s satisfaction, for payment thereof has been made.

SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim which is, or which could reasonably be expected to be, in excess of $500,000 or which purport to affect or otherwise pertain to this Agreement or any other of the Loan Documents or any of the transactions contemplated hereby or thereby.

SECTION 4.9 FINANCIAL COVENANTS. Maintain the financial condition of the Borrower and its Subsidiaries, as follows (all of such financial covenants being determined on a consolidated basis for Borrower and its Subsidiaries):

(a) Tangible Net Worth of not less than:

Fiscal Quarter Ending	Minimum Tangible Net Worth
8/31/2004	$8,450,000
11/30/2004	$8,825,000
2/28/2005	$9,200,000
5/31/2005	$9,575,000
8/31/2005	$9,950,000
11/30/2005	$10,325,000
2/28/2006	$10,700,000
5/31/2006	$11,075,000
8/31/2006	$11,450,000

“Tangible Net Worth” is defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

(b) Balance Sheet Leverage Ratio i.e., Total Liabilities as of the date of determination divided by Tangible Net Worth as of such date of determination, not greater than:

(i) at any fiscal quarter end during the period beginning on the date hereof and ending on November 30, 2004, 5.50 to 1.0;

(ii) at any time beginning on December 1, 2004 and ending on May 31, 2005, 5.00 to 1.00;

(iii) at any time during the period beginning on June 1, 2005 and ending on November 30, 2005, 4.75 to 1.0; and

(iv) at any time thereafter, 4.25 to 1.0,

with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt (if any), and with “Tangible Net Worth” defined as set forth above.

(c) Fixed Charge Coverage Ratio greater than or equal to (a)1.50 to 1.0 at all times during the period beginning on the Closing Date and ending on November 30, 2004 and (b)1.70 to 1.0 at all times thereafter, with the Fixed Charge Coverage Ratio defined as EBITDA (as defined in Section 1.4 hereof) for the immediately preceding twelve (12) months as of the date of determination less taxes paid in cash during such twelve (12) month period less all capital expenditures net of proceeds from asset dispositions during such twelve (12) month period and exclusive of those capital expenditures financed by Bank under the Term Commitment during such twelve (12) month period divided by scheduled payments of principal and interest plus any payments of capital leases, in each of the foregoing cases during the immediately preceding twelve (12) month period.

SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any of its Subsidiaries (but the foregoing is not in any way intended to permit any changes prohibited hereby or in any other Loan Documents); (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property or the property of any of its Subsidiaries in excess of an aggregate of $250,000.

SECTION 4.11 POST CLOSING COVENANT. Within 60 days after the date hereof, fulfill to the satisfaction of Bank any and all conditions to the initial extension of credit which were not satisfied on the Closing Date.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any Obligations (whether direct or contingent, liquidated or unliquidated) remain outstanding, and until payment in full of all Obligations of Borrower subject hereto, Borrower will not, and will not permit any of its Subsidiaries to, whether directly or indirectly, without Bank’s prior written consent:

SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2 ACQUISITIONS. Make any purchase or other acquisition, in whole or in part, of the assets or capital stock of any Person in excess of an aggregate of $1,000,000 in any fiscal year for Borrower and its Subsidiaries.

SECTION 5.3 LEASE EXPENDITURES. Incur additional lease expense (over the prior fiscal year) in any fiscal year in excess of an aggregate of $1,500,000 for Borrower and its Subsidiaries.

SECTION 5.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, or the deferred purchase price for property or services (other than trade accounts payable in the ordinary course of business) or otherwise, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money indebtedness for property acquired not to exceed $500,000 in the aggregate for Borrower and its Subsidiaries during any fiscal year and (c) any other indebtedness of Borrower existing as of, and disclosed to Bank prior to, the date hereof other than the Existing B of A Indebtedness.

SECTION 5.5 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into, or consolidate, with any other entity; (b) make any substantial change in the nature of its business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity except as permitted under Section 5.2 above; (d) sell, lease, transfer or otherwise dispose of any assets or other property, except for (i) sales of Eligible Finished Goods Inventory in the ordinary course of business and (ii) otherwise in an amount for Borrower and its Subsidiaries not in excess of $500,000 in the aggregate; provided, however, that so long as the provisions of Section 1.3(e) hereof with respect to the Katy Property and Pasadena Property are complied with, the provisions of this clause (d) of this Section 5.5 shall not apply to the Katy Property or the Pasadena Property.

SECTION 5.6 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any of its property as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank as contemplated hereby, except only in the case of Borrower’s Subsidiaries, or operating leases or trade credit.

SECTION 5.7 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof, and additional loans or advances in amounts not to exceed an aggregate of $500,000 for Borrower and its Subsidiaries outstanding at any one time.

SECTION 5.8 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock or the stock of any of Borrower’s Subsidiaries now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock or the stock of any of Borrower’s Subsidiaries now or hereafter outstanding, except as permitted by Section 5.10 below.

SECTION 5.9 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets or other property, whether now owned or hereafter acquired or existing and whether, real, personal or mixed, or any right, title or interest it may now or hereafter have therein, except any of the foregoing (i) in favor of Bank, (ii) which is existing as of, and disclosed to Bank in writing prior to, the date hereto or (iii) to secure the repayment of purchase money indebtedness permitted by Section 5.4 above.

SECTION 5.10 REPURCHASE OF STOCK. Purchase or otherwise acquire its common stock or the common stock of any of its Subsidiaries or affiliates in an amount in excess of $2,000,000 during any fiscal year for Borrower and its Subsidiaries.

SECTION 5.11 ADDITIONAL SUBSIDIARIES. Establish, form, create or acquire any Subsidiary or other affiliate of any type or character whatsoever unless each such Subsidiary or other affiliate shall become a guarantor of the Obligations, pledge its assets as security therefor and otherwise become a party to the Loan Documents the same as if such entity had existed on the Closing Date (the Borrower, the Subsidiaries and each such other entity, each, a “Credit Party”).

SECTION 5.12 LINES OF BUSINESS. Engage in any line of business other than those lines of business conducted by Borrower or by its Subsidiaries on the date hereof without the approval of Bank, which approval shall not be unreasonably withheld.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 Event of Default. The occurrence of any one or more of the following (each, an “Event of Default”) shall constitute an “Event of Default” under this Agreement:

(a) Borrower or any other Credit Party shall fail to pay (i) any fees, expenses or other amounts payable under this Agreement, the Line of Credit Note, the Term Loan Note or any of the other Loan Documents no later than five (5) days after written demand has been made and (ii) when due, any principal or interest payable under this Agreement, the Line of Credit Note, any Term Loan Note or any of the other Loan Documents;

(b) Any financial statement, certificate, document, report or other information furnished to Bank in connection with, or any representation or warranty made by Borrower or any other Person under, this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made;

(c) Any default in Borrower’s performance of, or compliance with Section 4.11 hereof, or the waiver letter dated September 7, 2004 executed by the Bank regarding the waiver during a sixty (60) day period from the date thereof of certain closing conditions as therein set forth;

(d) Any default in the performance of, or compliance with, any obligation, covenant, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b) and (c) above and (j) below), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence;

(e) Any default in the payment or performance of any obligation, or the occurrence of any other default or any event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any of its Subsidiaries or any other Credit Party, any other of the Obligations’ guarantor or any other pledgor or grantor of liens or security interests in Collateral for the Obligations has incurred any debt or other liability to any Person including Bank; and such default shall continue after giving of notice and expiration of any grace period, if any, expressly required under such contract or instrument.

(f) The filing of a notice of judgment lien against Borrower or any Credit Party or the recording of any abstract of judgment against Borrower or any Credit Party in any county in which Borrower or such Credit Party has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Credit Party; or the entry of a judgment against Borrower or any Third Party Obligor, in any of the foregoing cases in an amount equal to Five Hundred Thousand Dollars ($500,000) or greater;

(g) Borrower or any Credit Party shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Credit Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Credit Party, or Borrower or any Credit Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Credit Party shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Credit Party by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, whether now or hereafter in effect;

(h) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower or any other Credit Party of its obligations under any of the Loan Documents;

(i) The dissolution or liquidation of any Borrower or any Credit Party; or Borrower or any Credit Party, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Credit Party;

(j) Any change in controlling interest of common stock of Borrower of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower or if at any time at least a majority of the members of the Board of Directors of Borrower on the date hereof do not continue as members of the Board of Directors of Borrower;

(k) The sale, transfer, assignment or other disposition or hypothecation or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any Collateral, except as expressly permitted by this Agreement;

(l) The occurrence of a “Material Adverse Change.” For purposes hereof, a “Material Adverse Change” shall mean (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (ii) a material impairment of the ability of Borrower or any Credit Party to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, invalidity, binding effect or enforceability against the Borrower or any other Credit Party of any Loan Document to which it is a party; or

(m) The occurrence of an “ERISA Event.” As used herein, the term ERISA Event shall mean (i) failure to comply with all applicable provisions of ERISA; (ii) the occurrence of any violation of any Plan, or a Reportable Event (as defined in ERISA) with respect to any Plan; (iii) failure by Borrower or any of its Subsidiaries to meet their respective minimum funding requirements under ERISA with respect to each Plan; or (iv) the failure of any Plan to comply with its benefit obligations as they become due in accordance with such Plan documents and under GAAP.

SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all principal and accrued and unpaid interest outstanding and all fees, expenses and other amounts due under each of the Loan Documents, any term hereof or thereof to the contrary notwithstanding, shall at Bank’s option and without notice, other than such notice as may be expressly required by this Agreement, become immediately due and payable in full without presentment, demand, or any other notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower and each Credit Party; provided, however, that upon the occurrence of any Event of Default described in Section 6.1(f) and (h) above, all such principal and accrued and unpaid interest and all other amounts shall immediately become due and payable in full, (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate (whether or not Bank elects to accelerate the maturity of the Obligations); and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default hereunder or under any of the other Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ACR GROUP, INC
3200 Wilcrest Drive, Suite 440
Houston, Texas 77042

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
1160 Dairy Ashford, Suite 160
Houston, Texas 77079

or to such other address as any party hereto may designate by written notice to the other party hereto. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by certified mail, upon receipt.

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible under applicable law), expended or incurred by Bank in connection with (a), Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank hereunder under any other of the Loan Documents, and (c) the prosecution or defense of any action in any way related hereto or to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including, without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower, any of its Subsidiaries or their respective business, or any other Credit Party or their respective business or Collateral

SECTION 7.5 AMENDMENT. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each and every provision of the other Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 7.11 SAVINGS CLAUSE. It is the intention of the parties hereto to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary herein or in any other of the Loan Documents, in no event shall any Loan Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any Loan Document, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other Person now or hereafter liable for the payment of any interest shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of each of the Loan Documents, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

To the extent, if any, that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

SECTION 7.12 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13 BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.14 FURTHER ASSURANCES. Borrower agrees that, from time to time upon the request of Bank, Borrower will execute and deliver, and will cause each of its Subsidiaries to execute and deliver, all such further agreements, documents and other instruments, and do all such other acts and things as Bank may reasonably request to fully effect the purposes of this Agreement and the other Loan Documents and protect, preserve and enforce its security interests and liens in the Collateral.

SECTION 7.15 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Texas selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of Bank to (i) foreclose against any Collateral, (ii) exercise self-help remedies relating to Collateral (including, without limitation, proceeds), such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ACR GROUP, INC.

By:
Name:
Title:

S-1

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:
Name:
Title:

S-2

Schedule 2.15

List of Subsidiaries

Schedule 2.15-1

[Execution Copy]

LINE OF CREDIT NOTE

$30,000,000	Houston, Texas
September 7, 2004

FOR VALUE RECEIVED, the undersigned ACR GROUP, INC., a Texas corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”), at its office at 1160 Dairy Ashford, Suite 160, Houston, Texas 77079, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), or so much thereof as may be advanced and outstanding, with interest thereon (or so much thereof as may be advanced and outstanding), to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth (i) at the place defined or (ii) if not defined, in the “Credit Agreement” (hereinafter defined):

(a) “Applicable Margin” means, as applicable, the Applicable Prime Rate Margin or the Applicable LIBOR Margin as set forth in Exhibit A attached hereto and incorporated herein by this reference as if fully set forth herein.

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

(c) “Credit Agreement” means that certain Credit Agreement dated of even date herewith by and between Borrower and Bank as the same may be amended, amended and restated, supplemented or modified from time to time.

(d) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR	=	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. Dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(e) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365/366 day year, as applicable, actual days elapsed, at the lesser of (i) either (A) a fluctuating rate per annum at Prime Interest Rate minus the Applicable Margin or (B) a one, two or three month LIBOR plus the Applicable Margin. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing the last day of the month following the initial advance made hereunder, and shall continue monthly and regularly thereafter on the last day of each month thereafter and on the maturity hereof.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note, but in no event at a rate greater than the Maximum Rate.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note (including the Credit Agreement); provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on August 31, 2006. Notwithstanding anything contained herein or in any other of the Loan Documents or elsewhere to the contrary, upon the payment in full or termination of the Term Loan (howsoever occurring), all amounts due hereunder, whether principal, accrued, unpaid interest, fees, expenses or otherwise, shall be ipso facto without any notice of any kind be due and payable in full.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of Alex Trevino, Jr., Steve Trevino or Tony Maresca, any one acting alone, or any person who shall have been authorized by any of them to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to charges, costs and expenses, including attorneys fees and all other amounts owing pursuant to the Credit Agreement or any other Loan Document, second to any accrued interest then remaining unpaid and third, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Prime Rate. Subject to the last sentence of Paragraph (a) under Borrowing and Repayment above, Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment, prepayment or other performance of any obligation under this Note, or any Event of Default under the Credit Agreement shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are expressly waived by each Borrower; provided, however, that upon the occurrence of any Event of Default described in Section 6.1 (f) and (h) of the Credit Agreement, the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel to the extent permissible), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

(d) Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment hereof or otherwise relating hereto, including, without limitation, the Credit Agreement (each, a “Related Document”), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this

Note or any Related Document, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to Borrower; and (iv) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank. The terms of this paragraph shall be deemed to be incorporated into each Related Document.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

(e) Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

(f) Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

(g) Certain Tri-Party Accounts. Borrower and Bank agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts and revolving triparty accounts) shall not apply to any revolving loan accounts created under this Note or maintained in connection herewith.

This Note is guaranteed by the Guaranty and secured by, among other things, the Deeds of Trust, the Security Agreement and the Pledge Agreement.

NOTICE: THIS NOTE, THE CREDIT AGREEMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

ACR GROUP, INC.

By:
Name:
Title:

Exhibit A

PRIME/LIBOR PRICING ADJUSTMENTS

INTEREST RATE ADJUSTMENTS:

In addition to any interest rate adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate and LIBOR margins used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower’s fiscal quarter ending May 30, 2004, if required to reflect a change in Borrower’s ratio of Total Funded Debt to EBITDA (as defined in the Credit Agreement) in accordance with the following grid:

Total Funded Debt to EBITDA	Applicable LIBOR Margin	Applicable Prime Rate Margin
3.75 to 1.0 or greater	1.875%	0.0%

at least 3.25 to 1.0 but less than 3.75 to 1.0	1.625%	.125%

at least 2.75 to 1.0 but less than 3.25 to 1.0	1.375%	.375%

at least 2.25 to 1.0 but less than 2.75 to 1.0	1.125%	.50%

less than 2.25 to 1.0	0.875%	.725%

Each such adjustment shall be effective on the first Business Day of the month following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

[Execution Copy]

TERM LOAN NOTE

$5,000,000	Houston, Texas
September 7, 2004

FOR VALUE RECEIVED, the undersigned ACR GROUP, INC., a Texas corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”), at its office at 1160 Dairy Ashford, Suite 160, Houston, Texas 77079, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or so much thereof as may be advanced and outstanding, with interest thereon or on so much thereof as may be advanced and outstanding, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth (i) at the place defined or (ii) if not defined, in the “Credit Agreement” (hereinafter defined):

(a) “Applicable Margin” means, as applicable, the Applicable Prime Rate Margin or the Applicable LIBOR Margin as set forth in Exhibit A attached hereto and incorporated herein by this reference as if fully set forth herein.

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

(c) “Credit Agreement” means that certain Credit Agreement dated of even date herewith by and between Borrower and Bank as the same may be amended, amended and restated, supplemented or modified from time to time.

(d) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR	=	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. Dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(e) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365/366 day year, as applicable, actual days elapsed, at the lesser of (i) either (A) a fluctuating rate per annum at Prime Interest Rate minus the Applicable Margin or (B) a one, two or three month LIBOR plus the Applicable Margin. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing the last day of the month following the initial advance made hereunder, and shall continue monthly and regularly thereafter on the last day of each month thereafter and on the maturity hereof.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note, but in no event at a rate greater than the Maximum Rate.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note (including the Credit Agreement); provided, however, that any amounts that are repaid hereunder may not be borrowed and further provided that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower. Subject to the immediately following sentence, the outstanding principal balance of this Note shall be due and payable in full upon the expiration of two (2) years from the date hereof. Notwithstanding anything contained herein or in any other of the Loan Documents or elsewhere to the contrary, upon the payment in full or termination of the Line of Credit (howsoever occurring), all amounts due hereunder, whether principal, accrued, unpaid interest, fees, expenses or otherwise, shall be ipso facto without any notice of any kind be due and payable in full.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Alex Trevino, Jr., Steve Trevino or Tony Maresca, any one acting alone, or any person who shall have been authorized by any of them to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to charges, costs and expenses, including attorneys fees and all other amounts owing pursuant to the Credit Agreement or any other Loan Document, second to any accrued interest then remaining unpaid and third, to the outstanding principal balance hereof in the inverse order of the maturity of the principal installments due hereunder. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Prime Rate. Subject to the last sentence of Paragraph (a) under Borrowing and Repayment above, Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b) LIBOR. Subject to the last sentence of Paragraph (a) under Borrowing and Repayment above, Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.

Upon termination of the Line of Credit for whatever reason, Borrower shall prepay all amounts owing under this note and the Line of Credit Note.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment, prepayment or other performance of any obligation under this Note, or any Event of Default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are expressly waived by each Borrower; provided, however, that upon the occurrence of any Event of Default described in Section 6.1(e), (f) and (h) of the Credit Agreement, the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel to the extent permissible), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

(d) Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment hereof or otherwise relating hereto, including, without limitation, the Credit Agreement (each, a “Related

Document”), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Note or any Related Document, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to Borrower; and (iv) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank. The terms of this paragraph shall be deemed to be incorporated into each Related Document.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

(e) Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

(f) Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

(g) Certain Tri-Party Accounts. Borrower and Bank agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts and revolving triparty accounts) shall not apply to any revolving loan accounts created under this Note or maintained in connection herewith.

This Note is guaranteed by the Guaranty and secured by, among other things, the Deeds of Trust, the Security Agreement and the Pledge Agreement.

NOTICE: THIS NOTE, THE CREDIT AGREEMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

ACR GROUP, INC.

By:
Name:
Title:

Exhibit A

PRIME/LIBOR PRICING ADJUSTMENTS

INTEREST RATE ADJUSTMENTS:

In addition to any interest rate adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate and LIBOR margins used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower’s fiscal quarter ending May 30, 2004, if required to reflect a change in Borrower’s ratio of Total Funded Debt to EBITDA (as defined in the Credit Agreement) in accordance with the following grid:

Total Funded Debt to EBITDA	Applicable LIBOR Margin	Applicable Prime Rate Margin

3.75 to 1.0 or greater	1.875%	0.0%

at least 3.25 to 1.0 but less than 3.75 to 1.0	1.625%	.125%

at least 2.75 to 1.0 but less than 3.25 to 1.0	1.375%	.375%

at least 2.25 to 1.0 but less than 2.75 to 1.0	1.125%	.50%

less than 2.25 to 1.0	0.875%	.725%

Each such adjustment shall be effective on the first Business Day of the month following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.